Exhibit 99.1

Aurous to go Public via Business Combination with Rigel Resource Acquisition Corp

●	Aurous is a cash-generating, gold producer in South Africa, with industry-leading, mid-term production growth and a first quartile production-cost position.
●	Aurous intends to ramp up Blyvoor Mine gold production to average ~150koz per year at an all-in-sustaining-cost of ~$815/oz with further upside from Gauta Tailings.
●	The Transaction values Aurous at a pre-money equity value of $362 million, implying a Price / Net Asset Value transaction multiple of 0.3x.
●	The resulting company is expected to be particularly debt-light, with anticipated debt levels of approximately $6 million at Transaction close.
●	Proceeds of the Transaction will help fund organic production growth at Aurous Blyvoor Mine, optimisation projects and the build-out of the Gauta Tailings project.

JOHANNESBURG and NEW YORK – March 11th, 2024 – Blyvoor Gold Resources Proprietary Limited and Blyvoor Gold Operations Proprietary Limited (together, “Aurous” or the “Target Companies”), a producing mining group which owns the Blyvoor gold mine (“Blyvoor Mine”) and the Gauta tailings retreatment project (“Gauta Tailings”), and Rigel Resource Acquisition Corp (“Rigel”) (NYSE: RRAC), a special purpose acquisition company, sponsored by a fund managed by Orion Resource Partners (“Orion”), one of the world’s foremost, mining-focused alternative investment firms, have entered, among others, into a definitive business combination agreement that will result in Aurous becoming publicly traded.

The Transaction values Aurous at a pre-money equity value of approximately $362 million. Upon completion of the proposed business combination, which is subject to customary closing conditions and regulatory approvals, the resulting company is expected to be named “Aurous Resources” and is to ultimately list on NASDAQ. Aurous and Rigel, among others, have entered into PIPE financing agreements (together with the above, the “Transaction”).

As a result of the Transaction, Aurous expects to benefit from strong gold prices, organic production growth, optimisation projects and the build-out of the Gauta Tailings project. Aurous further expects to benefit from M&A optionality and a debt-light balance sheet.

Aurous’ existing management team, led by Chief Executive Officer, Richard Floyd and Executive Chairman, Alan Smith, will continue to lead the business. Aurous’ principal asset, the Blyvoor Mine, is a producing, high-grade, long-life underground gold mine in the Witwatersrand region near Johannesburg, South Africa, one of the most prolific regions for gold production in the world.

Aurous’ Chief Executive Officer, Richard Floyd says: “This Transaction represents one of the first significant gold industry deals in South Africa in some time and is expected to enable Blyvoor to expand its underground infrastructure, enhance surface infrastructure and optimize operations by achieving economies of scale. With the support of our investors and banking partners, we expect to reach our operational targets and unlock the next stage of growth for Aurous. Since the restart of production from the Blyvoor Mine in 2022, Aurous has been able to re-employ approximately 1,500 workers who had been unemployed following closure of the mine in 2013. This Transaction and associated influx of foreign investment into South Africa has the potential to enable further meaningful job creation, continued revitalisation of the local community and recapitalization of Africa’s precious metals industry, all of which we expect will be well-received by the relevant South African authorities.”

Rigel’s Chief Executive Officer, Jon Lamb, says: “We are thrilled to combine with a cash-positive, debt-light target such as Aurous that has already achieved impressive operational milestones and is expected to deliver market-leading growth.”

Rigel’s President, Nate Abebe, notes: “Aurous offers significant long-term investment value thanks to its high-margin, high-growth and expected fully-funded mine life. We have worked diligently over a few years to find a quality business to combine with and are pleased to have arrived at this merger agreement which is expected to deliver a value-accretive transaction to all stakeholders.”

Summary of the Transaction

The Transaction values Aurous at a pre-money equity value of $362 million, implying a Price / Net Asset Value transaction multiple of 0.3x, thereby providing an attractive entry point for Rigel shareholders at a discount to other leading public gold producers. The transaction is expected to provide Aurous with no less than $50 million of capital, before payment of transaction expenses and other payments, drawn from $7.5 million of committed PIPE financing from leading institutional and strategic investors and approximately $278 million of cash in Rigel’s trust account (estimated at Transaction close and subject to redemptions by Rigel shareholders). At Transaction close, debt levels of the resulting company are expected at approximately $6 million. Net proceeds from the transaction will enable Aurous to continue to invest in improvements designed to accelerate production growth and to lower operating costs at the Blyvoor Mine, which already benefits from a first quartile production-cost position amongst comparable gold mines.

Upon closing of the transaction, Rigel’s non-redeeming shareholders are expected to receive a combination of shares in the resulting company, RRAC Newco (“NewCo”), and cash to the extent the cash in Rigel’s trust account at transaction close exceeds $10.00 per share.

The transaction, which has been unanimously approved by the boards of directors of Aurous and Rigel, is expected to close in the second half of 2024, subject to approval by Rigel shareholders, by the Financial Surveillance Department of the South African Reserve Bank and other customary closing conditions.

Advisors

Citigroup Global Markets Inc. (“Citi”) is acting as capital markets advisor to Rigel. Citi and Hannam & Partners (“Hannam”) are acting as co-placement agents in connection with the PIPE. Rand Merchant Bank is acting as financial advisor to Aurous. Sidley Austin LLP and Bowmans are acting as legal counsel to Rigel. Milbank LLP and ENS are acting as legal counsel to Aurous. Davis Polk & Wardwell LLP is acting as legal counsel to Citi and Hannam.

Investor Conference Call Information

Aurous and Rigel will host a joint investor conference call to discuss the proposed transaction at 10:30 am EST / 4:30 pm SAST on Tuesday, March 12, 2024. A webcast of the prepared remarks, as well as an associated investor presentation, can be accessed on www.netroadshow.com/nrs/home/#!/?show=ac9743fe.

About Aurous

Aurous is a South African gold mining company operating the Blyvoor Mine on Johannesburg’s West Rand. The company is led by an agile leadership team and strong investors, who have built a quality, long-term, profitable mining asset offering steady growth and low costs.

About Rigel Resource Acquisition Corp

Rigel Resource Acquisition Corp is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Rigel Resource Acquisition Corp aims to identify and transact with a prospective target business in the global metals sector.

About Orion Resource Partners

Orion is an ~$8 billion alternative investment firm that specializes in institutional investment strategies in precious and base metals and minerals, many of which are currently leveraged to stimulus and infrastructure spend and the push to decarbonize. Headquartered in NYC and with offices in Denver, London, and Sydney, Orion includes a team of 80 professionals with backgrounds in metals finance, physical metals logistics and sales, and in-house technical professionals responsible for risk assessment and portfolio management.

Additional Information About the Transaction and Where to Find It

In connection with the transaction, NewCo, a wholly-owned subsidiary of Rigel, intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 (the “Registration Statement”), which will include a preliminary proxy statement of Rigel and a preliminary prospectus of NewCo, and after the Registration Statement is declared effective, Rigel will mail the definitive proxy statement/prospectus relating to the transaction to its shareholders and public warrant holders as of the respective record date to be established for voting at the meeting of its shareholders (the “Rigel Shareholders Meeting”) to be held in connection with the transaction. The Registration Statement, including the definitive proxy statement/prospectus contained therein, will contain important information about the transaction and the other matters to be voted upon at the Rigel Shareholders Meeting. This communication does not contain all the information that should be considered concerning the transaction and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Rigel, NewCo and Aurous may also file other documents with the SEC regarding the transaction. Rigel’s shareholders, public warrant holders and other interested persons are advised to read, when available, the Registration Statement, including the preliminary proxy statement/prospectus contained therein, the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the transaction, as these materials will contain important information about Rigel, NewCo, Aurous and the transaction.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Rigel’s or the Target Companies’ future financial or operating performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These statements are based on various assumptions and on the current expectations of Rigel or the Target Companies, as applicable, and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Rigel and its management, and the Target Companies and their management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against Rigel, the Target Companies or others following the announcement of the proposed business combination and any definitive agreements with respect thereto; (3) the inability to complete the proposed business combination due to the failure to obtain approval of the shareholders of Rigel or the Target Companies, to obtain financing to complete the proposed business combination or to satisfy other conditions to closing; (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed business combination; (5) the ability to meet the listing standards of NASDAQ or any other stock exchange following the consummation of the proposed business combination; (6) the risk that the proposed business combination disrupts current plans and operations of the Target Companies as a result of the announcement and consummation of the proposed business combination; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the Target Companies to grow and manage growth profitably, maintain relationships with customers and suppliers and retain their management and key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations; (10) the possibility that the Target Companies may be adversely affected by other economic, business and/or competitive factors; (11) the Target Companies estimates of their financial performance; (12) the possibility that the assumptions and estimates used in the S-K 1300 Technical Reports, prepared for the Target Companies and informing certain estimates herein, may be different than the actual results; and (13) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary” in Rigel’s Prospectus dated November 4, 2021 filed with the Securities and Exchange Commission on November 8, 2021, the section entitled “Risk Factors” in Rigel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for the fiscal year ended December 31, 2022, and in Rigel’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2023 as well as any further risks and uncertainties to be contained in the Registration Statement filed after the date hereof. In addition, forward-looking statements reflect the Target Companies’ and Rigel’s expectations, plans or forecasts of future events and views as of the date of this press release. The Target Companies and Rigel anticipate that subsequent events and developments will cause these assessments to change. However, while the Target Companies and/or Rigel may elect to update these forward-looking statements at some point in the future, each of the Target Companies and Rigel specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Target Companies’ nor Rigel’s assessments as of any date subsequent to the date of this press release.

Participants in the Solicitation

Rigel, NewCo, Aurous and their respective directors and officers may be deemed participants in the solicitation of proxies of Rigel shareholders in connection with the transaction. More detailed information regarding the directors and officers of Rigel, and a description of their interests in Rigel, is contained in Rigel’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 27, 2023, and is available free of charge at the SEC’s website at www.sec.gov. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Rigel’s shareholders in connection with the transaction and other matters to be voted upon at the Rigel Shareholders Meeting will be set forth in the Registration Statement for the transaction when available.

No Offer or Solicitation

This communication does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction or (ii) an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase, any securities of the Target Companies, Rigel, NewCo or any of their respective affiliates (the “Securities”). No offering of Securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom, nor shall any sale of Securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction be affected. No securities commission or securities regulatory authority in the United States, South Africa or any other jurisdiction has in any way passed upon the merits of the transaction or the accuracy or adequacy of this communication. In South Africa, no Securities will be offered to any person other than selected investors falling within one of the specified categories listed in section 96(1)(a) or (b) of the Companies Act, 2008 (as amended, “South African Companies Act”) to whom the offer will be specifically addressed and as such there will not be any “offer to the public”, as envisaged in Chapter 4 of the South African Companies Act. Accordingly, no prospectus has been filed or will be filed with the South African Companies and Intellectual Property Commission in respect of the transactions contemplated in this press release.

This communication does not constitute nor form a part of any offer or an invitation or solicitation or advertisement to purchase and/or subscribe for Securities in South Africa, including an offer to the public for the sale of, or subscription for, or an invitation or the solicitation of an offer to buy and/or subscribe for any Securities (whether pursuant to this announcement or otherwise) in South Africa, including an offer to the public or section of the public in South Africa securities as defined in the South African Companies Act, 2008.

The communication constitutes factual, objective information about the Target Companies, Rigel, and NewCo and nothing contained herein should be construed as constituting any form of investments advice or recommendation, guidance or proposal of a financial nature as contemplated in the South African Financial Advisory and Intermediary Services Act, 2002 as amended in respect of the Target Companies, Rigel, and NewCo or any transaction in relation thereto. The contents of this communication must not be construed as constituting the canvassing for, or marketing or advertising of, financial services by the Target Companies, Rigel, and NewCo and/or their representatives and advisors in South Africa.

ENDS

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